GLOBAL DISCOVERY GROUP

201 S. Biscayne Blvd. FL 28 Miami, FL 33131
Phone: +1 305.323.5687 Fax: +1 305.716.9180 Email: CTTamburello@gmail.com

CORPORATE CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the "Agreement") is made and entered into on May 26, 2017 (the "Effective Date") by and between Global Discovery Group, Inc. (the "Consultant" or "Purchaser" or "GDG"), whose principal place of business is 201 South Biscayne Boulevard, 28th floor, Miami, FL 33131 and Corix Biosciences, Inc. f/k/a American Housing Income Trust, Inc. (AHIT) or (the "Client") Who's principal place of business is 34225 N. 27th Drive Building 5 Phoenix AZ 85085.

WHEREAS, Consultant is in the business of providing consulting and marketing services for private and public corporations, and

WHEREAS, the Client deems it to be in its best interest to retain Consultant to render to the Client such services; and

WHEREAS, Consultant is ready, willing and able to render such services to Client.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. **Retention:** Upon the terms and subject to the conditions of this Agreement, the Company hereby retains GDG as the Company's consultant to provide the Consulting Services. The Company acknowledges that GDG shall have the right to (a) engage third parties to assist it in its efforts to provide the Consulting Services and (b) render and / or continue to render consulting services to entities other than the Client, some of which may engage or may become engaged in operations similar to those of the Client and notwithstanding this Agreement, the Client acknowledges that GDG shall be free to render services of any kind to any other entity at any time.

2. **Consulting Services:** The services provided by the Consultant are:

   a. Retain financial writer(s) to compose stories / articles pertaining to the Client's material press releases, the respective industry and, its competition.

   b. Syndicate and / or distribute the stories / articles to major financial websites and / or wire services.

   c. Conduct targeted email campaigns to potential investors.

d. Consultant will be available to consult and give other assistance as to the above services as reasonably requested by the Client regarding the above referenced services.

e. Consultant shall Seek to locate potential merger, acquisition, funding and/or product service placement prospects for the Client.

    i. Any referrals / prospects introduced to the Client under this section - 2(e) of this agreement shall be done so following, and according to the terms of a non-circumvent agreement provided to the Client by the Consultant.

    ii. If the Client chooses to consummate a transaction with any referrals / prospects that the Consultant introduces to the Client, it will be done so as a separate transaction from this agreement and subject to additional compensation to the Consultant by the Client to be determined and agreed upon in writing prior to the consummation of any transaction as described herein.

    iii. If the Client does not choose to consummate a transaction with any referrals / prospects that the Consultant introduces to the Client, no additional compensation will be due.

f. It is acknowledged and agreed by the Client that Consultant carries no professional licenses, and is not rendering legal advice, performing accounting services, or acting as an investment advisor or broker dealer within the meaning of the applicable state and federal securities laws. It is the sole responsibility of the Client to verify and consult with its legal and accounting professionals, before proceeding with any advice or consultation given by the Consultant. The services of Consultant shall not be exclusive nor shall Consultant be required to render any specific number of hours in providing its services under this agreement.

3. **Independent Contractor:** Consultant agrees to perform its consulting duties hereto as an independent contractor. Nothing contained herein shall be considered to as creating an employer-employee relationship between the parties to this Agreement. The Client shall not make social security, worker's compensation or unemployment insurance payments on behalf of Consultant. The parties hereto acknowledge and agree that Consultant is conducting an advertising campaign and cannot guarantee the results or effectiveness of any of the services rendered or to be rendered by Consultant.

4. **Time, Place and Manner of Performance:** The Consultant shall be available for advice and consultation to the officers and directors of the Client at such reasonable and convenient times and places as may be mutually agreed upon during normal business hours. Except as aforesaid, the time, place and manner of performance of the services hereunder, including the amount of time to be allocated by the Consultant to any specific service, shall be determined at the sole discretion of the Consultant.

5. **Term of Agreement:** The term of this Agreement shall be six (6) months, commencing on the Effective date, subject to prior termination as hereinafter provided (the Term).

6. **Compensation:** In consideration for the consulting services to be provided by GDG herein, the Client shall pay to Consultant as follows;

    a. As consideration for the Consulting Services to be provided by Consultant during the Term hereof, the Company shall allow the Consultant to purchase shares of the Company's common stock at the discounted price of one tenth of one cent ($.001) per share (the "Shares") in the quantities, and on the dates as follows:

i. Two hundred and twenty-five thousand (225,000) shares of the Client's common stock upon signing of this agreement, May 26, 2017 – (To allow time for content creation, month one is a six-week month).

ii. Two hundred thousand (200,000) shares of the Client's common stock due and payable on or before July 07, 2017.

iii. One hundred thousand (100,000) shares of the Client's common stock due and payable on or before August 04, 2017

iv. One hundred thousand (100,000) shares of the Client's common stock due and payable on or before September 01, 2017

v. Fifty thousand (50,000) shares of the Client's common stock due and payable on or before September 29, 2017

vi. Twenty-five thousand (25,000) shares of the Client's common stock due and payable on or before October 27, 2017

b. The above mentioned discounted shares will be purchased from the Client according to the terms and conditions of a Stock Purchase Agreement (The "SPA") that is attached hereto and made a part hereof.

c. On or before each date mentioned above, the Consultant shall provide an additional SPA to the Client of which the Client shall execute on or before each date referenced above, return to the Consultant, and cause the shares pertaining to each SPA to be transferred to the Consultant within five (5) days of execution of the SPA.

d. Each SPA shall contain the amount of shares and date as described in paragraph 6 above respectively.

e. Each new SPA created respectively, to fulfil the Client's obligations according to paragraph 6 of this agreement shall be made a part of this agreement.

f. The purchase price for each respective SPA shall be one tenth of one cent ($.001), per share and the Consultant shall cause this payment to be made to the Client within ten (10) days of receipt of the transfer of the shares as described above.

g. For purposes of this section (section 6 "compensation"), the dollar value of any shares shall be the closing price of the Client's common stock as traded and quoted on its respective exchange on the last trading day preceding each respective due and payable date as described in paragraph 6 above ("The Dollar Value").

7. **Reimbursement for Expenses:** From time to time, Consultant may be required to travel to visit with the Client or for other corporate events on behalf of the Client or with the Client. Client agrees to reimburse Consultant for such expenses which shall not to exceed the following:

a. Not more than seven hundred and fifty dollars ($750.00) for round trip air fare within the USA.

b. Not more than one thousand five hundred dollars ($1,500.00) for round trip airfare internationally within five thousand miles (5,000) of Miami, FL.

c. Not more than five thousand dollars ($5,000.00) for round trip airfare internationally having a distance of greater than five thousand (5,000) miles from Miami, FL.

d. Not more than $200.00 per night for lodging.

e. Not more than $100.00 per day for meals and expenses. Dining and entertaining a large party or event for the benefit of the Client will be fully reimbursed.

f. Not more than $150.00 per day for rental car and fuel, and / or ground transportation

i. All projected expenses will be sent to the Client in writing for its consideration and written approval, as permitted in "Notices" below, prior to the booking of any travel or events. If approved, the Client shall reimburse the Consultant within 30 days of the Consultant submitting an expense report, with invoices, to the Client.

ii. Consultant may travel domestically for purposes related to this Consulting Agreement up to one trip consisting of no more than two (2) nights per 90-day period at its own expense. Client acknowledges that travel each 90-day period may not be necessary and travel at Consultant's expense will not roll over into subsequent 90-day terms. Client acknowledges that international travel is excluded from this provision.

8. **Late Payment:** In the event of late payment, or non-payment of any compensation due under this Agreement, and in addition to the rights granted the Consultant under paragraph 9 "Termination" of this Agreement, Consultant may suspend or cease performance under this Agreement until any arrears in compensation are brought current. If such arrears are not brought current within the time provided under paragraph 10(c) "Termination" of this Agreement, or the Client otherwise fails to pay any compensation due under this Agreement, including any compensation due under paragraph six (6) "Compensation" or any other paragraph hereof, then Consultant shall be entitled to recover from the Client a dollar amount equal to the dollar value of any shares or cash due for compensation as provided in paragraph 6 "Compensation" of this Agreement.

9. **Client Representations:**

a. The Client represents that it is and will remain in compliance with all applicable state and federal securities laws and all applicable rules and requirements of any stock exchange that the Client currently trades on or may trade on and the Client, its officers, employees and directors are not and have not been, the subject of any investigation or enforcement regulatory or court proceeding by any state or federal securities agency or stock exchange. The Client further represents that any information provided to The Consultant whether in a press release or otherwise is accurate and not false and / or misleading.

b. The Client further represents that is current, and that it will remain current in its financial reporting requirements on the stock exchange that the Client currently trades or will become trading on. Further, the Client will not drop to a lesser exchange which have lesser reporting requirements.

c. If the Client, does not remain current in its reporting requirements during the term of this agreement and for a period of twelve (12) months from the effective date of this agreement and / or for any reason the Shares as mentioned within are not eligible for sale under SEC rule 144 by no fault or lack of qualification of or by the Purchaser, the Client will automatically upon notification by the Purchaser of the non-tradability of the shares, transfer to Purchaser the US dollar value of the total amount of the Shares that the Purchaser purchased under all SPA's pursuant to paragraph 6 of this agreement and made a part of this agreement (less what had

been previously sold by the Purchaser) within ten (10) days of said notification. For purposes of this section (Section 9 "Client Representations") The US dollar value of the Shares shall be the closing price of the Client's common stock as traded and quoted on its respective exchange on the last trading day preceding the notification by the Purchaser ("The Dollar Value"). If the Dollar Value transfer is not made to Purchaser within 10 days, the Client will further consent to an award and further judgment in the amount of The Dollar Value of the shares to the Purchaser.

d. Client understands that Consultant will introduce to the Client freelance financial writers who will compose stories/articles pertaining to the Client's press releases, the respective industry and its competition (see paragraph 2 of this Agreement). Client agrees that after this Agreement is completed or terminated for any reason that the Client will not engage, employ or hire the services of any of the aforesaid financial writers to prepare stories/articles or perform any other work for the Client for a period of three (3) years. In the event the Client breaches this section of this agreement then the amount of damages that Client agrees to pay Consultant is a sum equal to the amount that the Consultant would receive from the Client under two (2) renewals of this Agreement with the same consulting services, term and compensation. Client agrees that this agreement and the amount of damages the Client would owe the Consultant in case of a breach hereof is fair and survives the termination of this Agreement for a period of thee (3) years.

10. **Termination:**

a. Consultant's relationship with the Client hereunder may be terminated for justifiable cause, at any time, by Consultant, upon three (3) days written prior notice.

b. Consultant's relationship with the Client hereunder may be terminated for any reason, at any time, by Client upon three (3) days written notice.

c. This Agreement may be terminated by either party upon giving written notice to the other party if the other party is in default hereunder and such default is not cured within fifteen (15) days of receipt of written notice of such default.

d. Consultant and Client shall have the right and discretion to terminate this Agreement should the other party in performing their duties hereunder, violate any law, ordinance, permit or regulation of any governmental entity, except for violations which either singularly or in the aggregate do not have or will not have a material adverse effect on the operations of the Client.

e. In the event of any termination hereunder all shares or funds due to, paid to or purchased by the Consultant through the date of termination shall be fully earned and non-refundable and the Client shall be responsible to make any and all payments or sales if any, due to the Consultant through the date of the termination and the Consultant shall be responsible to comply with the provisions of paragraph 10 "work Product" 11 "Confidentiality" hereof, and the Client shall comply with its requirements in section 9 "Client Representations" and 12 "Client Securities" hereof.

11. **Work Product**: It is agreed that all information and materials produced for the Client shall be the property of the Client, free and clear of all claims thereto by the Consultant, and the Consultant shall retain no claim of ownership therein.

12. **Client Securities:**

a. The Client shall also transfer four percent (4%) of;

i. any securities issued in any transaction that causes the outstanding shares of the Client's Company to increase, or

ii. the increase in the outstanding shares since the effective date of this agreement during the term of this agreement,

within the 12 months following the effective date of this agreement, in the form that the shares issued (weather registered or un-registered) to the Purchaser within five (5) business days of issuance. The Purchaser will be required to pay the lesser of one tenth of one cent ($.001) or ten percent (10%) of the US dollar value of the shares for the shares issued to the Purchaser under this paragraph. If the requirements for any additional shares due to the Purchaser under this paragraph cannot be met, by the Client, the Client shall agree to and transfer to the Purchaser The US Dollar Value of the shares to an account designated by the Purchaser within 5 business days of the date the shares were to be due to the Purchaser. For purposes of this section (Section 12 "Client Securities") The US dollar value of the Shares shall be the closing price of the Client's common stock as traded and quoted on its respective exchange on the last trading day preceding any event which causes the increase in the outstanding shares of the Client's Company.

b. The Client represents that at the time of this agreement there are 19,789,929 shares outstanding of the Client's company.

c. The Consultant represents that this paragraph will yield the Client a grace of a ten million (10,000,000) share increase to the current shares outstanding as described above, before this section (section 12 Client Securities) goes into effect.

d. The term "Securities" as it relates herein can be in the form of including but not limited to common stock, preferred stock, preferred stock convertible into common stock, units, options, warrants, debentures, or any other type of security or vehicle with or without an underlying security, that can cause the outstanding shares to increase during the 12 months following the effective date of this agreement.

e. If a stock split shall occur, either forward or reverse, any shares or dollar value due, will be adjusted to remain in proportion to the stock split.

13. **Confidentiality.** The Consultant recognizes and acknowledges that it has and will have access to certain confidential information of the Client and its affiliates that are valuable, special and unique assets and property of the Client and such affiliates. Except as provided by law, the Consultant will not, during the term of this Agreement, disclose, without the prior written consent or authorization of the Client, any of such information to any person, for any reason or purpose whatsoever. In this regard, the Client agrees that such authorization or consent to disclose may be conditioned upon the disclosure being made pursuant to a secrecy agreement, protective order, provision of statute, rule, regulation or procedure under which the confidentiality of the information is maintained in the hands of the person to whom the information is to be disclosed or in compliance with the terms of a judicial order or administrative process.

14. **Disclaimer of Responsibility for Act of the Client:** In no event shall Consultant be required by this Agreement to represent or make management decisions for the Client. Consultant shall under no

circumstances be liable for any expense incurred or loss suffered by the Client as a consequence of such decisions made by the Client or any affiliates or subsidiaries of the Client.

15. **Indemnification:**

a. The Client shall protect, defend, indemnify and hold Consultant and its assigns and attorneys, accountants, employees, officers and director harmless from and against all losses, liabilities, damages, judgments, claims, counterclaims, demands, actions, proceedings, costs and expenses (including reasonable attorneys' fees) of every kind and character resulting from, relating to or arising out of (i) the inaccuracy, non-fulfillment or breach of any representation, warranty, covenant or Agreement made by the Client herein, or (ii) negligent or willful misconduct, occurring during the term thereof with respect to any of the decisions made by the Client or (iii) a violation of state or federal securities laws.

b. The Consultant shall protect, defend, indemnify and hold Client and its assigns and attorneys, accountants, employees, officers and director harmless from and against all losses, liabilities, damages, judgments, claims, counterclaims, demands, actions, proceedings, costs and expenses (including reasonable attorneys' fees) of every kind and character resulting from, relating to or arising out of (i) the inaccuracy, non-fulfillment or breach of any representation, warranty, covenant or Agreement made by the Consultant herein, or (ii) negligent or willful misconduct, occurring during the term thereof with respect to any of the decisions made by the Consultant or (iii) a violation of state or federal securities laws.

16. **No Reliance:** The Client acknowledges that the Consulting Services provided by GDG hereunder (written or oral) are solely for the benefit and use of the Client and no person or entity other than the Company shall be entitled to make use of or rely on the Consulting Services nor shall the Consulting Services be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose. The Client also may not make any public references to GDG or use GDG's name in any published reports without GDG's prior written consent, unless the Client informs GDG prior to making the public reference that such public reference is legally required based on advice of the Company's legal counsel.

17. **Notices:** Any notices required or permitted to be given under this Agreement shall be sufficient if in writing and delivered or sent by email, registered or certified mail, or by Federal Express or other recognized overnight courier to the principal email address or office of each party.

18. **Waiver of Breach:** Any waiver by either party or a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by any party.

19. **Assignment:** This Agreement and the right and obligations of the Consultant hereunder shall not be assignable without the written consent of the Client.

20. **Applicable Law:** It is the intention of the parties hereto that this Agreement and the performance hereunder and all suits and special proceedings hereunder be construed in accordance with and under and pursuant to the laws of the State of Florida and that in any action, special proceeding or other proceedings that may be brought arising out of, in connection with or by reason of this Agreement, the law of the State of Florida shall be applicable and shall govern to the exclusion of the law of any other forum, without regard to the jurisdiction on which any action or special proceeding may be instituted.

21. **Severability:** All agreements and covenants contained herein are severable, and in the event any of them shall be held to be invalid by any competent court, the Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.

22. **Entire Agreement:** This Agreement constitutes and embodies the entire understanding and agreement of the parties and supersedes and replaces all other or prior understandings, agreements and negotiations between the parties.

23. **Waiver and Modification:** Any waiver, alteration, or modification of any of the provisions of this Agreement shall be valid only if made in writing and signed by the parties hereto. Each party hereto, may waive any of its rights hereunder without affecting a waiver with respect to any subsequent occurrences or transactions hereof.

24. **Binding Arbitration:** Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitration shall be conducted in Miami-Dade County, Florida.

25. **Counterparts and Facsimile Signature.** This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Execution and delivery of this Agreement by exchange of facsimile copies or email documents bearing the facsimile signature or email time stamp of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party. Such facsimile or email copies shall constitute enforceable original documents.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement, effective as of the date set forth above.

Consultant:

Global Discovery Group, Inc.

By: /s/ Charles T. Tamburello
Charles T. Tamburello, President / CEO

DATE: May 22, 2017

Client:

American Housing Income Trust, Inc.

By: [signature]
Michael Ogburn, Chairman

DATE: May 24, 2017

STOCK PURCHASE AGREEMENT

This Agreement, is made and entered into on May 22, 2017, (the "Effective Date") by and between American Housing Income Trust, Inc. (AHIT), (herein referred to as the "Issuer" or "Seller") and Global Discovery Group, Inc. (herein referred to as the "Purchaser"). In consideration of the premises and understandings contained herein and for good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

Purchaser agrees to purchase from Seller, and the Seller agrees to sell to Purchaser two hundred and twenty-five thousand (225,000) shares of the common stock of American Housing Income Trust, Inc. (AHIT or the "Issuer" or "Seller"), (the "Shares") for a total purchase price of two hundred and fifty dollars ($250.00) ("Purchase Price").

Seller shall deliver the shares via certificate to the Purchaser within seven (7) days of executing this agreement. Once the shares are received by the Purchaser, the Purchaser shall cause the Purchase Price to be delivered to the seller within seven (7) days of receipt.

These shares shall be eligible for sale under rule SEC 144 in no sooner than six (6) and no later than twelve (12) months if Purchaser meets all requirements of rule 144.

The Issuer / Seller represents that at the time of this agreement there are (19,789,929) shares outstanding.

The Seller / Issuer represents that it is in compliance with all applicable state and federal securities laws and all applicable rules and requirements of any stock exchange that the Issuer currently trades or will become trading on.

The Seller / Issuer further represent that it and its officers, employees and directors are not the subject of any investigation or enforcement, regulatory or court proceeding by any state or federal securities agency or stock exchange.

The Issuer further represents that is current, and that it will remain current in its financial reporting requirements on the stock exchange that the Issuer currently trades or will become trading on.

Miscellaneous.

(A) *Notices.* All notices, elections, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been given at the time received by certified or registered mail, postage prepaid and addressed to the parties hereto as follows (or to such other person or place which the respective party has otherwise designated by notice under this provision):

TO SELLER:	American Housing Income Trust, Inc 34225 N. 27th Drive Building 5 Phoenix, AZ 85085
TO PURCHASER:	Global Discovery Group, Inc. 201 S. Biscayne Blvd., Floor 28 Miami, FL 33131

(B) *Binding Agreement.* This agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective personal representatives, heirs, successors and assigns.

(C) *Entire Agreement.* This agreement constitutes the entire agreement of the parties hereto pertaining to its subject matter and supersedes all prior and contemporaneous agreements, undertakings and understandings of the parties hereto in connection with the subject matter hereof.

(D) *Governing Laws.* This agreement has been made, delivered and is intended to be performed in the state of Florida and shall be construed and enforced in accordance with the laws thereof.

(E) *Headings.* The headings in this agreement are inserted for convenience only and are not to be considered in the construction of the provisions hereof and shall not in any way limit the scope or modify the substance or context of any section or paragraph hereof.

(F) *Waivers.* Any forbearance, failure or delay by "either party" in exercising any right, power, or remedy hereunder shall not be deemed to be a waiver of such right, power, or remedy and any single or partial exercise of any right, power or remedy hereunder shall not preclude the further exercise thereof; and any right, power and remedy shall continue in force and effect until such right, power or remedy is specifically waived by an instrument in writing. No waiver of any of the provisions of this agreement shall be deemed or shall constitute a waiver of any other provision of this agreement, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

(G) *Amendment.* No amendment or modification of this agreement or waiver of its terms shall affect the rights and duties of the parties unless in writing and signed by both parties.

(H) *Counterparts.* This agreement will be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument and agreement.

(I) *Severability.* Each separately numbered paragraph of this agreement shall be treated as severable, to the end that if any one or more such paragraphs shall be adjudged or declared illegal, invalid or unenforceable, this agreement shall be interpreted, and shall remain in full force and effect, as though such paragraph or paragraphs had never been contained in this agreement.

(J) *Binding Arbitration.* Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitration shall be conducted in Miami-Dade County, Florida.

IN WITNESS WHEREOF, the parties have executed this agreement on the date first above written.

SELLER:
American Housing Income Trust, Inc.

By ____________________
Michael Ogburn, Chairman

PURCHASER:
Global Discovery Group, Inc.

By /s/ Charles T. Tamburello
Charles Tamburello, President / CEO